Exhibit 23.1

Our ref.: 860390

Nanometrics Inc.

Attn: Mr. Jim Moniz

CFO

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the use of our Report, dated July 14, 2009 relating to the consolidated financial statements of Tevet Process Control Technologies Ltd. and its Subsidiary as of December 31, 2007 and 2006 as a part of Form 8-K/A.

/s/ Brightman Almagor Zohar & Co
Brightman Almagor Zohar & Co
Certified public accountants

Tel Aviv

July 28, 2009